Exhibit 10.9

August 23, 2012

Kenneth Siegel

Dear Kenneth:

On behalf of Cyan, Inc. (the “Company”), I am pleased to offer you the Full-Time position of Vice President & General Counsel.

The terms of your new position with the Company are as set forth below:

1.	Position

(a) You will become a Vice President & General Counsel of the Company. You will report to the Chief Executive Officer.

(b) You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2.     Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on or before Monday, September 17, 2012 (the “Start Date”).

3.     Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Kenneth Siegel

August 23, 2012

4.     Compensation. You will be paid a monthly salary of $18,333.33 which is equivalent to $220,000.00 on an annualized basis (the “Base Salary”). Your salary will be payable biweekly pursuant to the Company’s regular payroll policy. The Base Salary will be reviewed annually as part of the Company’s normal salary review process.

5.     Relocation. Cyan will reimburse you up to $3,000.00 per month up to twelve months for all relocation expenses associated with the move from Los Altos to Petaluma. The relocation is subject to reimbursement if you resign from your position within one year from the date of your hire per the terms of Cyan’s Relocation Agreement.

6.     Stock Option Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 225,000 shares of the Company’s Common Stock (“Option Shares”) with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 25% of the shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in your Stock Option Agreement, which date will be your Start Date, as defined above) and the remaining Option Shares will vest monthly thereafter at the rate of 1/48 of the total number of the Option Shares per month. Vesting will, of course, depend on your continued employment with the Company. The option will be subject to the terms of the Company’s 2006 Stock Plan and the Stock Option Agreement between you and the Company.

7.     Benefits.

(a) Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other Company employees, subject to any eligibility requirements imposed by such plans.

(b) Vacation; Sick Leave. You will be entitled to paid time off according to the Company’s standard policies.

8.     Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

9.     At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. The Company may also

Kenneth Siegel

August 23, 2012

modify your duties, compensation or other terms and conditions of your employment at any time for any reason, with or without notice.

10.     No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

11.     Entire Agreement. This letter, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements and discussions between us. This letter may not be modified or amended except by a written agreement, signed by the Company and by you. This letter will be governed by the laws of the State of California without regard to its conflict of laws provision.

Kenneth Siegel

August 23, 2012

We are all delighted to be able to extent this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This offer will terminate if not accepted by you on or before 5pm Tuesday, August 28, 2012.

Very truly yours CYAN, INC.		ACCEPTED AND AGREED: KENNETH SIEGEL

By:	/s/ Mark Floyd	/s/ Ken Siegel
Signature

Title:	CEO
Date